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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

                       CHICAGO BRIDGE & IRON COMPANY N.V.

FOR IMMEDIATE RELEASE:                  FOR FURTHER INFORMATION CONTACT:
OCTOBER 25, 2001                        MEDIA: BRUCE STEIMLE (281) 774-2293
                                        ANALYSTS: MARIO VALAPERTA (815) 439-4074



               CB&I OPPOSES FTC DECISION TO CHALLENGE ACQUISITION
                         OF PDM ENGINEERED CONSTRUCTION

THE WOODLANDS, TEXAS -- Oct. 25, 2001 -- The U.S. Federal Trade Commission ("FTC") today announced its decision to file an administrative complaint challenging Chicago Bridge & Iron Company N.V.'s (NYSE: CBI) February 2001 acquisition of certain assets of the Engineered Construction Division of Pitt-Des Moines, Inc.

         The FTC had earlier decided not to stop this acquisition within the time period set by the Hart-Scott-Rodino Act. Indeed, one year has passed since the filing under that Act was made.

         The FTC's complaint alleges that the acquisition violated Federal antitrust laws by substantially lessening competition in what the FTC contends are six relevant specialty industrial storage tank markets: LNG tanks, LNG peakshaving plants, LNG import terminals, LPG tanks, LIN/LOX/LAR tanks, and thermal vacuum chambers. These kinds of tanks constitute a small percentage of the capacity that was acquired in the transaction.

         The FTC also limits the geographic market to the United States, contrary to an established record of worldwide competition.

         The Company believes the complaint is without substantive merit and intends to defend the action. "We are disappointed with the Commission's decision," said Gerald M. Glenn, CB&I Chairman, President and CEO. "We disagree with the allegations in the FTC complaint, and we intend to pursue every legal recourse to defend our acquisition. The markets the FTC has defined are not commercially realistic, but, rather, are tortured constructs in order to make their case seem stronger. We are also disappointed with the message that bringing this case sends to industry. The expiration of the Hart-Scott-Rodino time period is no longer of any assurance on which business can rely."

         "The Commission also appears not to have meant what it has been saying about efficiencies," Glenn added. "From what I've been told, the new FTC had been saying that mergers that led to efficiencies would be favored. The efficiencies that have already been achieved in this acquisition are substantial and proved -- however, it seems that the old ways of doing business at the FTC have really not changed."

         At this time, the Company is unable to assess the ultimate outcome or potential effect of this proceeding on its business, financial condition and results of operations.

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         CB&I is a global specialty engineering and construction company offering a complete package of design, engineering, fabrication, construction and maintenance services. Our products include hydrocarbon processing plants, LNG terminals and peakshaving plants, bulk liquid terminals, water storage and wastewater treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.chicagobridge.com.


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